                                                                   EXHIBIT 10.16


                                                                November 3, 1999
Mr. John R. Agre
36 Highland Street
Weston, MA 02493

Dear John:

      We are pleased that you have accepted employment with Aai.FosterGrant, Inc. (the "Company"), and want to take this opportunity to set forth our understanding with respect to your employment and compensation:

1. Title and Responsibilities: Executive Director International. To report to the office of the CEO.

2.    Compensation:  See Attachment A.

3. Benefits: You shall be entitled to 3 weeks vacation and to participate in the Company's insurance programs (including life and health insurance) and in any ERISA benefit plans, all in accordance with Company's employee handbook. You will be indemnified by the Company as provided in its By Laws, and the Company's D & O insurance shall be applicable to you in accordance with its terms.

4. Confidentiality and Non-Competition Agreements: As a condition of employment, you will sign and return to us prior to the first day of employment, the Proprietary Rights Agreement attached as Attachment B and the Non-Competition Agreement attached as Attachment C.

5.    Special Provisions:  See Attachment D.

      If these compensation terms and benefits are acceptable, please so signify by signing below on a copy of this letter and returning it to us. If you have any questions, please do not hesitate to contact me.

      We look forward to your joining the "AAi Team" and sharing in the future success of the company. Please contact me to arrange for a mutually acceptable start date.

                                    Sincerely,

                                    AAi.FosterGrant, Inc.

                                    By /s/ John R. Ranelli
                                       -------------------------------------
                                       Title:  President & COO
Agreed and Accepted:

/s/ John R. Agre
---------------------------------
John R. Agre

                                  ATTACHMENT A

                                  COMPENSATION


1. Base Salary: $200,000/year

2. Bonus: You shall be eligible for and shall receive an annual cash bonus under the Company's executive incentive compensation plan, subject to the discretion of the Company's Board of Directors, of up to 30% of your Base Salary.

3. Stock Options: Pursuant to the provisions of the Company's Incentive Common Stock Option Plan (a copy of which will be provided to you), the Company will grant to you at the Board of Directors meeting following the commencement of your employment, but in no event later than six (6) months following the commencement of your employment, subject to the terms and conditions of the Plan and the Company's form of Incentive Stock Option Agreement (a copy of which will be provided to you), the right and option to purchase from the Company all or any part of an aggregate of 6,000 shares of the common stock ($.01 par value) of the Company at a purchase price equal to $32.00 per share. The option shall vest upon an initial public offering of the Company's common stock or the achievement by Company of $20 million EBIT.

4. Reimbursement: Within ten (10) days of the commencement of your employment with the Company, you will be paid $30,000 partially on account of relocation expenses you owe to your former employer (the "AAI Payment"), provided, however, if your employment is terminated by you within twelve (12) months from the date hereof, you shall reimburse Company for the AAI Payment as follows:

                      Termination within            Reimburse Company
                      ------------------            -----------------
3 months                                                100%
More than 3 months but less than 6 months                80%
More than 6 months but less than 9 months                50%
More than 9 months but less than 12 months               25%

                                  ATTACHMENT B

                          PROPRIETARY RIGHTS AGREEMENT

      For purposes of this Agreement, the following are collectively referred to as "Company": AAi.FosterGrant, Inc. and any other corporation, entity or person, now or hereafter controlled by, controlling or under common control with Company.

      I acknowledge that (1) Company is in the business of providing jewelry, small leather goods, reading glasses and sunglasses and other accessories sales and services to numerous customers, and has expended and continues to expend significant resources in developing, marketing and selling its services and products, and in developing information which is not generally known to others and which is entitled to protection from improper disclosure and use; (2) I occupy a position of special value to Company and, in the discharge of duties customary to that position, have access to Company's vital and unique business information which allows Company to gain a competitive edge over competitors; and (3) I have close, regular contact and relationships with Company's other employees and, because of the personal nature thereof, it is common for such employees to develop identification with me, rather than the Company itself, could create the potential for my appropriation of such relationships developed on Company's behalf and expense.

      I further acknowledge that an essential element of maintaining Company's relationships with its customers is the development and maintenance of personal contacts with customer personnel who are responsible for obtaining Company services and products and, towards that end, Company (1) encourages employees, including me, to become personally acquainted with customer personnel and (2) provides employees, including me, access to information gathered by Company about customers. This policy represents a significant, costly investment by Company, to the extent additional manpower is necessary to develop such contacts and relationships and gather such information. Because of the personal nature of such contacts and relationships, Company's customers commonly develop identification with employees, including me, rather than Company itself. Such identification creates potential for my appropriation of the benefits of relationships developed with customers on Company's behalf and expense.

     In this Agreement, Company's information, data and knowledge is known as Proprietary Materials. It includes such information, data and knowledge developed or obtained by or on behalf of Company relating to, used in connection with or reasonably likely to be useful to any of Company's businesses, ventures, research, investigations or activities, including but not limited to all of Company's products, discoveries, ideas, inventions, methods, improvements, concepts, developments, methods, designs, drawings, works, processes, know-how, computer programs, internal policies and procedures, suppliers, customers, contacts, prospects, financial information, business records, marketing practices and any papers labeled "secret," "confidential," or "proprietary," as well as any confidential information of any of Company's customers provided to Company. I understand that each of the foregoing constitutes Proprietary Materials even if conceived, made, developed, created or first reduced to practice by me during my term of employment with Company, and whether or not (1) I did so at the request or suggestion of Company, (2) they resulted from or were suggested by any work that I have performed or may perform for Company, (3) I did the work alone or in conjunction with others, (4) I did the work during regular hours of work or otherwise, or at Company's place of business or elsewhere, and (5) the Proprietary Materials are patentable or copyrightable by me or someone else. Notwithstanding the foregoing, Company and I agree that Proprietary Materials will not include any information, data or knowledge that I can establish by written evidence as having been conceived, made or reduced to practice by me and which was created or conceived without use of Company resources, outside of regular Company business hours and that is unrelated to or reasonably unlikely to be useful to Company.

      In order to provide greater comfort to Company that it can continue to share its Proprietary Materials with me without fear of appropriation thereof, and to clarify our common understanding concerning our mutual responsibilities in this connection, I am entering into this Agreement. I have read it carefully so that I may understand its importance. As a condition to my employment and continued employment, and in consideration of the premises and the compensation that I accept in connection with such employment, I agree as follows:

     1. During my employment and thereafter, I shall not, in any way, directly or indirectly, disclose or appropriate to my own use, or to the use of any party other than Company, the Proprietary Materials. I shall use my best efforts to protect the Proprietary Materials from disclosure or misuse, and inform an executive officer of Company immediately upon learning of any improper disclosure or misuse of Proprietary Materials by me or by any other employee or person. I shall not copy or remove from Company's premises any media, papers, drawings or models relating to or containing any of the Proprietary Materials, except to the extent necessary in the course of such employment.

     2. During the term of such employment and upon termination of my employment, I shall promptly and fully disclose to an executive officer of Company any Proprietary Materials of which I have knowledge.

     3. The Proprietary Materials shall at all times be the exclusive property of Company, although I am aware that in the absence of this Agreement I may have been entitled to rights in some of the Proprietary Materials. Accordingly, I agree that all Proprietary Materials consisting of writings or works (including but not limited to computer software program codes) shall be considered works made for hire under the copyright laws, and therefore owned by Company.

     4. So as to assure Company's exclusive rights in the Proprietary Materials, I hereby assign, transfer and give to Company my entire right, title and interest in and to the Proprietary Materials, including but not limited to all rights throughout the world and any renewals and extensions associated therewith. At the request of Company, during the term of my employment and forever thereafter, I shall (a) sign, verify, acknowledge, deliver and file any documents necessary or advisable for Company to obtain ownership of the Proprietary Materials, including , at Company's expense, the issuance of patents or copyrights to Company with respect to the Proprietary Materials, and (b) otherwise assist Company in every reasonable manner in obtaining any of its rights in the Proprietary Materials (including but not limited to providing testimony at legal proceedings). I hereby irrevocably appoint Company as my attorney-in-fact (which appointment shall be deemed a power coupled with an interest) with full powers of substitution and delegation, to execute, verify, acknowledge and deliver any such documents.

     5. Upon the termination of my employment for any reason, or if Company shall request sooner, I shall promptly deliver to an executive officer of Company all media, papers, drawings, models and other existing material in my possession or control relating to or containing any of the Proprietary Materials.

     6. I shall not disclose to Company any knowledge, data or information which, to my knowledge, another company may consider to be its confidential information, trade secrets or proprietary information. I am not subject to any other agreements, whether in writing or verbally, with anyone else that would prohibit, restrict or interfere with my employment or fulfilling my obligations under this Agreement.

     7. I shall comply with this Agreement at all times, even after the termination of my employment for any reason. I shall perform each and every obligation set forth in this Agreement without any further payment or compensation to me, except for any reasonable out-of-pocket expenses incurred at the request of Company.

     8. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, without regard to its conflict of laws rules. I agree and consent to personal jurisdiction and service and venue in any federal or state court within Rhode Island having subject matter jurisdiction, for purposes of any action, suit or proceeding arising out of or relating to this Agreement. I waive trial by jury in any such action, suit or proceeding.


                                          /s/ John R. Agre
                                          ----------------------------------
                                          John R. Agre

                                  ATTACHMENT C

                            NON-COMPETITION AGREEMENT


      For purposes of this Agreement, the following are collectively referred to as "Company": AAi.FosterGrant, Inc. and any other corporation, entity or person, now or hereafter controlled by, controlling or under common control with Company.

      I acknowledge that (1) Company is in the business of providing jewelry, small leather goods, sunglasses, reading glasses and other accessories sales and services to numerous customers (the "Business"), and has expended and continues to expend significant resources in developing, marketing and selling its services and products, and in developing information which is not generally known to others and which is entitled to protection from improper disclosure and use; (2) I occupy a position of special value to Company and, in the discharge of duties customary to that position, have access to Company's vital and unique business information which allows Company to gain a competitive edge over competitors; and (3) I have close, regular contact and relationships with Company's other employees and, because of the personal nature of thereof it is common for such employees to develop identification with me, rather than Company itself, creating potential for my appropriation of such relationships developed on Company's behalf and expense.

      I further acknowledge that an essential element of maintaining Company's relationships with its customers is the development and maintenance of personal contacts with customer personnel who are responsible for obtaining Company services and products and, towards that end, Company (1) encourages employees, including me, to become personally acquainted with customer personnel and (2) provides employees, including me, access to information gathered by Company about customers. This policy represents a significant, costly investment by Company, to the extent additional manpower is necessary to develop such contacts and relationships and gather such information. Because of the personal nature of such contacts and relationships, Company's customers commonly develop identification with employees, including me, rather than Company itself. Such identification could create the potential for my appropriation of the benefits of relationships developed with customers on Company's behalf and expense.

      In order to clarify our common understanding concerning our mutual responsibilities in this connection, I am entering into this Agreement. I have read it carefully so that I may understand its importance. As a condition to my employment and continued employment, and in consideration of the premises and compensation that I accept in connection with such employment, I agree as follows:

      1. Were I to leave the Company's employment and utilize my administrative, technological, marketing and sales skills in competition with Company, the results could be materially adverse to Company. Accordingly, during such employment and during (a) the twelve (12) month period following the termination of such employment by Company for cause pursuant to section 1 of Attachment D,
(b) the twelve (12) month period following the termination of such employment by me or (c) the period following termination of such employment by Company without such cause and during which I am receiving severance payments pursuant to section 1 of Attachment D, (collectively, the "non-competition period"), whether or not such employment is terminated for any reason, I shall not engage in or carry on, in any way, directly or indirectly, either for myself or as a member of a partnership or as a stockholder or investor (except for ownership of securities, not exceeding 5% of any class, of a corporation traded on a national securities exchange) or as an officer, director, employee, agent, representative, advisor or consultant of any entity (other than Company), any business similar to or competing with any business carried on by Company or its successors at the time of the termination of my employment, or directly or indirectly related to the Business and to which I have been exposed at any time during such employment, in the United States or any other country in which Company does business or engages in activities at the time of the termination of such employment.

      2. I shall not, during the non-competition period, in any way, directly or indirectly (except in the course of such employment), call upon, solicit, advise or otherwise do or attempt to do, business with any clients, customers or accounts of Company with whom I had any dealings at any time during the course of such employment, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of Company, or interfere with or attempt to interfere with any officers, employees, representatives, advisors, consultants or agents of Company, or induce or attempt to induce any of them to leave the service of Company or violate agreements with it. At the termination of my employment, Company shall supply to me a written listing of clients, customers or accounts of Company.

      3. The foregoing shall be deemed to be a series of separate covenants, one for each county of each state or territory of the United States and one for each and every country in which Company does business or engages in activity. If a court shall refuse to enforce all of such separate covenants, then such unenforceable covenants shall be deemed eliminated for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If a court refuses to enforce any one or more of such separate covenants because the time thereof is deemed to be excessive or unreasonable, then such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, shall be enforced for such lesser period of time as deemed reasonable and not excessive by such court.

      4. I shall comply with this Agreement during the non-competition period, even after the termination of my employment for any reason, and I shall perform each and every obligation set forth in this Agreement without any further payment or compensation to me, except for any reasonable out-of-pocket expenses incurred at the request of Company.

      5. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, without regard to its conflict of laws rules. I agree and consent to personal jurisdiction and service and venue in any federal or state court within Rhode Island having subject matter jurisdiction, for purposes of any action, suit or proceeding arising out of or relating to this Agreement. I waive trial by jury in any such action, suit or proceeding.


                                    /s/ John R. Agre
                                    ----------------------------------------
                                    John R. Agre

                                  ATTACHMENT D

                               SPECIAL PROVISIONS


      1. This letter sets forth the terms of employment, and does not constitute or promise employment for a specific term. Either you or we can terminate employment for any reason. Notwithstanding the foregoing, if your employment is terminated by Company for other than cause, then so long as you are in compliance with the terms of the agreements attached at Attachments B and C, Company shall pay to you a severance consisting of payments on the first business day of each of the twelve (12) months immediately succeeding the date of termination of your employment equal to 1/12th of your Base Salary in effect on the date of termination. For purposes of the prior sentence, "cause" shall mean: (a) your permanent disability under Company's long-term disability insurance coverage; (b) failure to devote full time and reasonable best efforts to the performance of your duties; (c) commission of an act of gross negligence, dishonesty, fraud, gross insubordination, malfeasance, disloyalty, bad faith or breach of trust in the performance of your duties; (d) failure to observe the agreements set forth in the agreements attached as Attachments B and C, respectively; (e) commit a felony or act which, in the judgment of the Board of Directors of Company, subjects you or Company to public disrespect, scandal or ridicule so as to materially and adversely affect the utility of your services to Company; or (f) refuse to perform duties assigned to you in good faith or violate or fail to observe any lawful business instruction or lawful business policy established by Company with respect to the operation of its business and affairs or fail to, or refuse to, substantially perform your duties; and with respect to items (b) and (f), after a written notice is delivered by Company, which specifically identifies the manner in which you have become subject to termination for cause, if not cured (if such matter is susceptible of cure) within twenty (20) days after such written notice. (For purposes of clarification, "cause" shall not mean the failure of the international division to achieve sales/profitability targets, absent the occurrence of any events or circumstances set forth in items (a) through (f) of this section 1.)

      2. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, without regard to its conflict of laws rules. You agree and consent to personal jurisdiction and service and venue in any federal or state court within Rhode Island having subject matter jurisdiction, for purposes of any action, suit or proceeding arising out of or relating to this Agreement. You waive trial by jury in any such action, suit or proceeding.